Exhibit (b)(4)
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
MEDLEY CAPITAL BDC LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of MEDLEY CAPITAL BDC LLC (the “Company”), is entered into as of the 25th day of October, 2010, by Brook Taube, as the sole member of the limited liability company (the “Member”).
     1. Name; Formation. (i) The Member hereby confirms the formation of the Company as of the 23rd day of April 2010 (the “Formation Date”) as a limited liability company under and pursuant to the provisions of the Delaware Limited Liability Company Act, as amended (the “Delaware Act”) and all other pertinent laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The name of the limited liability company is MEDLEY CAPITAL BDC LLC.
     2. Purpose and Powers. (i) The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and exercising any powers permitted to limited liability companies under the laws of the State of Delaware. The Company, and the Member or any officer acting on behalf of the Company, shall have and exercise all powers necessary, convenient or incident to accomplishing the foregoing purposes.
     3. Principal Business Office. (i) The principal business office of the Company shall be located at 375 Park Avenue, Suite 3304, New York, New York 10152, or at such other location as may hereafter be determined by the Member.
     4. Registered Office and Registered Agent. (i) The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Company for service of process in the State of Delaware is Corporation Service Company.
     5. Member. The name and the business, residence or mailing address of the Member of the Company are as follows:

Name: Brook Taube	Address: 375 Park Avenue, Suite 3304
New York, New York 10152
     6. Officers.
          (i) The officers of the Company shall be as set forth on Schedule A, as amended from time to time. Notwithstanding anything to the contrary contained herein, the officers of the Company, including any vice president, shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The officers of the Company are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers set forth in this Agreement shall bind the Company. The officers of the Company may be re-designated, removed or substituted and additional officers may be appointed at any time by the Board of Managers.
     7. Board of Managers.
          (i) Subject to the delegation of rights and powers as provided for herein, the business and affairs of the Company shall be vested in and conducted by a Board of Managers, which shall have the right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. Written notice stating the place, day and hour of any meeting of the Board of Managers shall be delivered not less than three nor more than 60 days before the date of such meeting by the Chairman of the Board of Managers. The number of managers constituting the Board of Managers shall be between two and nine. The Chairman of the Board of Managers shall be elected by a majority of managers on the Board of Managers. The initial members of the Board of Managers shall be Brook Taube, Seth Taube, Andrew Fentress, Karin Hirtler-Garvey, John E. Mack, Guy Rounsaville Jr. and Louis Burnett.
          (ii) The Board of Managers may, by resolution, designate one or more committees, each committee to consist of one or more of the managers of the Company. Any such committee, to the extent permitted by law, this Agreement and a resolution of the Board of Managers, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company.
          (iii) Subject to the provisions of this Agreement, any action which could be taken by the Board of Managers at a meeting of the Board of Managers may be taken by the Board of Managers, without a meeting, without prior notice and without a vote, if a unanimous written consent setting forth the action so taken is signed by all of the managers of the Board of Managers. Any such written consent may be executed and ascribed to by facsimile or similar electronic means.
          (iv) The Chairman of the Board of Managers shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.
          (v) Except as otherwise provided in this Agreement, the Board of Managers shall have the power and authority to delegate to one or more other persons its rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers to a committee of managers, or managers of the Company. The Board of Managers may authorize any person to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.
          (vi) Except as otherwise specifically provided by this Agreement or required by the Delaware Act, the Board of Managers shall have the power to act for and on behalf of, and to bind, the Company. The Board of Mangers are hereby designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file any amendments and/or restatements to the certificate of formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     8. Other Business. (i) The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such ventures or the income or profits therefrom by virtue of this Agreement.
     9. Term; Dissolution. (i) The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Section 9. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, (b) the occurrence of any event other than the death or incompetency of the Member that terminates the continued membership of the Member without the admission of a successor member to the Member or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act. In the event of the death or incompetency of the Member, the Company shall not dissolve but the personal representatives (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representatives of the Member or its nominee or designee to the Company as a member, effective as of the death or incompetency of the Member. Upon the dissolution of the Company, the Board of Managers shall wind up the Company’s affairs and distribute its assets as provided in the Delaware Act. Upon the completion of the winding up of the Company, the Board of Managers shall file a certificate of cancellation with the Secretary of State of the State of Delaware canceling the Company’s certificate of formation at which time the Company shall terminate.
     10. Capital Contribution. The Member has contributed the following amount, in cash, and no other property, to the Company:
$50,000.00
     11. Additional Contributions. The Member may, but is not required to, make any additional capital contribution to the Company.
     12. Allocation of Profits and Losses; Tax Status. The Company’s profits and losses shall be allocated to the Member. At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes and that the Company be treated as a division of the Member.

     13. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Board of Managers, provided that no distribution shall be made in violation of the Delaware Act and, unless otherwise determined by the Board of Managers, no distribution will be paid to the Member upon its withdrawal in connection with the voluntary assignment of its entire interest pursuant to Section 14 hereof.
     14. Assignments. The Member may transfer or assign (including as a collateral assignment or pledge) in whole or in part its limited liability company interest. In connection with a voluntary transfer or assignment by the Member of its entire limited liability company interest in the Company, the Member will automatically withdraw and the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law and the Company shall be continued without dissolution. In connection with a partial assignment or transfer by the Member of its limited liability company interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member or one member and one or more economic interest holding assignees.
     15. Resignation. The Member may resign from the Company at such time as it shall determine.
     16. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional member of the Company, this Agreement shall be amended by the Member and the person or persons to be admitted as additional members to make such changes as they shall determine to reflect the fact that the Company shall have more than one member.
     17. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Delaware Act.
     18. Exculpation and Indemnification.
          (i) None of the Member, managers or the officers shall be liable to the Company, or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, managers or officers in good faith in connection with the formation of the Company or on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, managers or officers by this Agreement. To the full extent permitted by applicable law, the Member, the managers and the officers shall each be indemnified from and held harmless by the Company for any loss, damage or claim incurred by such Member, managers or officers by reason of any act or omission performed or omitted by such person on behalf of the Company; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.
     19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Member.

     20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws thereof or of any other jurisdiction that would call for the application of the substantive laws of a jurisdiction other than the State of Delaware.
     21. Entire Agreement. This Agreement and the documents and agreements contemplated in this Agreement constitute the entire agreement with the Member with regard to the subject matter hereof and thereof.
     22. Benefits. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any person or entity not a party hereto.
     23. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall continue in full force without being impaired or invalidated.
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     IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day and year first aforesaid.

BROOK TAUBE
By:	/s/ Brook Taube

SCHEDULE A
OFFICERS OF THE COMPANY

NAME OF OFFICER	TITLE
Brook Taube	Chief Executive Officer
Richard T. Allorto, Jr.	Chief Financial Officer

LIMITED LIABILITY COMPANY AGREEMENT
OF
MEDLEY CAPITAL BDC LLC

i